UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2011

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-29375

Delaware	43-1809960
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, MO 63017

(Address of principal executive offices, including zip code)

314-628-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 20, 2011, SAVVIS, Inc. (“Savvis” or the “Company”) announced that Thomas T. Riley has resigned as Senior Vice President, Managing Director - International, effective as of January 31, 2011 (the “Separation Date”).

(e) On January 20, 2011, the Company entered into a Separation Agreement and General Release (the “Agreement”) with Mr. Riley, setting forth the terms of his separation from the Company. Under the Agreement, Mr. Riley will continue to receive his base salary through the Separation Date, payment of a bonus award under the 2010 Annual Incentive Plan, if any, as the Compensation Committee may determine, and will retain equity awards vested as of the Separation Date. Equity awards unvested as of the Separation Date are forfeited and no longer exercisable.

From his Separation Date until 11 months after the Separation Date, Mr. Riley will receive his annual base salary at the time of his termination, payable in substantially equal semi-monthly installments. The restrictive covenants in Mr. Riley’s Employment, Confidentiality, Severance and Non-Competition Agreement (“Employment Agreement”) regarding confidentiality, non-competition and non-solicitation remain in effect for the periods set forth in the Employment Agreement, following the Separation Date.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement and General Release between Thomas T. Riley and the Company

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, Inc.

Date: January 20, 2011	By:	/s/ Peter J. Bazil
Peter J. Bazil
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release between Thomas T. Riley and the Company